SECURED PROMISSORY NOTE AND SECURITY AGREEMENT

U.S. $2,000,000.00

Dated: September 12, 2025

San Rafael, California

EKSO BIONICS HOLDINGS, INC., a Nevada corporation (“Borrower”), having its primary business address at 101 Glacier Point, Suite A, San Rafael, California 94901, hereby promises to pay to B. RILEY COMMERCIAL CAPITAL, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), having its primary business address at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025, the principal sum of TWO MILLION AND 00/100 UNITED STATES DOLLARS ($2,000,000.00) (the “Loan Amount” or the “Loan”), pursuant to the provisions of this Secured Promissory Note and Security Agreement (this “Agreement” or “Note”). Certain capitalized terms used herein shall have their respective meanings set forth in Section 12 hereof.

NOW, THEREFORE, in consideration of and subject to the mutual covenants, terms and conditions contained herein and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1.    PRINCIPAL AND INTEREST OF THE LOAN.

(a)    Loan; Interest. FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay to the order of Lender the principal sum of the Loan Amount, plus accrued interest thereon at the rate of ten percent (10.0%) per annum (the “Interest Rate”) on the Maturity Date. In the event that any amount of principal or interest, or any other amount payable hereunder, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum which is five percent (5%) higher than the rate of interest set forth above (the “Default Interest Rate”); provided that payment of any such interest at such rate shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of the Lender to exercise any of its rights and remedies hereunder. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(b)    Use of Proceeds. Borrower shall use the proceeds of the Loan Amount for working capital for operations and other general corporate purposes. As a condition precedent to Lender making the Loan hereunder, Borrower shall obtain and deliver the Payoff Letter on or prior to the date hereof, which shall provide for the termination and release of all security interests in effect immediately prior to the date hereof in favor Banc of California (or its predecessors or successors in interest).

(c)    Maturity; Termination. This Note shall mature, and all of the outstanding Loan Amount, plus any accrued but unpaid interest thereon, and the Exit Fee (as hereinafter defined) applicable thereto, shall be due and payable in full in cash on the earlier of (x) the twelve (12) month anniversary of the date hereof, or (y) the occurrence of a Qualified Financing (as hereinafter defined) (such date, the “Maturity Date”); provided, that if a Qualified Financing is completed other than receiving shareholder approval or any similar closing contingency, then the Maturity Date shall be extended until such contingency is either satisfied or not.

(d)    Prepayment. Borrower may, at any time and from time to time prepay the outstanding amount hereof, in cash, in whole or in part, upon no less than ten (10) days prior written notice to the Lender. Borrower shall, together with any prepayment of the Loan Amount, pay all accrued but unpaid interest to the date of such prepayment on the Loan Amount prepaid together with the Exit Fee applicable thereto.

(e)    Payments. All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, by 12:00 noon (California time), to the Lender, in accordance with the Lender’s payment instructions. Payments received after 12:00 noon (California time) shall be credited as if received on the next Business Day. Payments shall be applied first to accrued and unpaid interest, next to any charges then due under this Note and the remainder to principal. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. Borrower agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

(f)    Legal Limit. In no event shall the Borrower be obligated to pay the Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law.

SECTION 2.    SECURITY AND GUARANTY.

2.1         Security. To secure payment of this Note and performance of all other obligations and duties of the Loan Parties under this Note, each Loan Party hereby grants to Lender a first priority security interest (subject to Permitted Liens) in all of its current and future Collateral (as defined in Section 3 below) which shall be continuing Liens and shall include the proceeds and products of the Collateral, including without limitation, the proceeds of any insurance; provided, that the Collateral shall not include any Excluded Assets. With respect to the Collateral, each Loan Party agrees and represents and warrants to Lender as follows:

(a)    Perfection. The Loan Parties agree to execute all documents perfecting Lender’s security interest and to take whatever actions are reasonably requested by Lender to perfect and continue Lender’s security interest in the Collateral. Upon request of Lender, Borrower or the applicable Loan Party will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Borrower (or such applicable Loan Party) will note Lender’s interest upon any and all chattel paper and instruments if not delivered to Lender for possession by Lender. Contemporaneous with the execution of this Note, Borrower will execute one or more UCC financing statements, intellectual property security agreements and any similar statements as may be reasonably requested by Lender, and Lender will file such financing statements and all such similar statements in the appropriate location or locations. Each Loan Party hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue any security interest during the term of this Note. Borrower will reimburse Lender for all expenses for the perfection, termination and the continuation of the perfection of Lender’s security interest in the Collateral. Borrower will promptly notify Lender before adopting any change in Borrower’s or any Loan Party’s legal name. Borrower will also promptly notify Lender within ten (10) days following any change in Borrower’s or any Loan Party’s Employer Identification Number. Borrower further agrees to notify Lender in writing prior to any change in address or location of Borrower’s or any Loan Party’s principal governance office or should Borrower or any Loan Party merge or consolidate with any other entity.

(b)    Recordkeeping. Each Loan Party does now, and at all times hereafter shall, keep complete, correct and accurate records of the Collateral, all of which records shall be available to Lender or Lender’s representative upon demand for inspection and copying as provided in Section 2.1(c). With respect to the Accounts (as defined below), Borrower and each Loan Party agrees to keep and maintain such records as are customary for companies similarly situated to the Loan Parties, including without limitation, information concerning account balances and aging. To the extent maintained in physical form, all records related to Accounts (Receivables) are or will be located at Borrower’s principal governance office. To the extent maintained in physical form, all records related to Inventory are and will be located at Borrower’s primary business address referenced herein.

(c)    Inspection and Audits. From time to time and upon reasonable prior written notice to Borrower and solely during normal business hours, the Lender shall have full access during normal business hours to and the right to conduct receivables audits and audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business, but limited in any event to no more than one (1) receivables audit and one (1) professional appraisal per calendar year (such audits, appraisals, examinations, collateral analysis or business analysis an “Examination”); it being understood that Lender reserves the right to conduct additional Examinations during the term if an Event of Default has occurred and is continuing. There shall be no limits on the number of Examinations conducted while an Event of Default exists, and such Examinations may be conducted in Lender’s sole and absolute discretion during the continuance of an Event of Default. The Loan Parties shall be responsible for reimbursing Lender for the reasonable costs and expenses of any such Examinations conducted hereunder; provided, that absent an Event of Default, the Loan Parties shall only be required to reimburse the Lender for up to $15,000 per calendar year in fees and expenses in connection with Examinations.

(d)    Deposit Accounts. Within thirty (30) days of the date hereof and prior to the deposit of any funds into newly opened deposit and operating accounts, such deposit and operating accounts of the Loan Parties now or hereafter in existence shall be subject to deposit account control agreements in form and substance satisfactory to Lender, other than Excluded Accounts.

(e)    Pledge. In furtherance of the grant of an interest in Collateral pursuant to Section 3, Borrower hereby pledges, collaterally assigns and grants to Lender and hereby creates a continuing first priority lien and security interest, subject to Permitted Liens, in favor of Lender, in and to all of its right, title and interest in and to all stock of Guarantors now owned by Borrower, presently existing or hereafter acquired or created, including, without limitation, any certificates, instruments and agreements representing such stock, and any securities or other interests (other than cash), howsoever evidenced or denominated, received by Borrower in exchange for or as a dividend or distribution on or otherwise received in respect of such stock (the “Pledged Stock”). Such grant of Pledged Stock includes, without limitation, (a) all rights of Borrower to receive moneys or distributions with respect to the Pledged Stock, and (b) any right to control or make all decisions and elections with respect to any Pledged Stock. Within five (5) Business Days of the execution and delivery of this Agreement and promptly following the acquisition of any additional Pledged Stock by Borrower, Borrower shall deliver to Lender each original certificate, if any, evidencing the Pledged Stock (which certificates shall constitute “security certificates” (as defined in Section 8-102(a)(16) of the UCC)) together with an undated stock power or similar instrument, covering each such certificate duly executed in blank.

(f)     Borrower’s Right To Possession And To Collect Accounts. Until an Event of Default has occurred and is continuing, the Loan Parties may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement, including exercising voting rights with respect to the Pledged Stock; provided that the Loan Parties’ right to possession and beneficial use shall not apply to any Collateral (such as negotiable instruments and securities, but specifically excluding Accounts) where possession of such Collateral by Lender is required by law to perfect Lender’s security interest in such Collateral. Prior to any Event of Default, the Loan Parties may collect any of the Collateral consisting of Accounts. Following the occurrence of and during the continuance of any Event of Default, Lender may exercise its rights to collect the Accounts and to notify Account debtors to make payments directly to Lender for the application to the indebtedness evidenced hereby.

2.2         Guaranty.

(a)         Guaranty. To induce the Lender to make the Loan, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration during the occurrence and continuation of an Event of Default, mandatory prepayment or otherwise in accordance with this Agreement, of all the indebtedness evidenced hereby, whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

(b)         Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than the payment in full in cash of the Guaranteed Obligations or conversion of the Guaranteed Obligations pursuant to Section 10), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Agreement are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Agreement, in each case except as otherwise agreed in writing by the Lender):

(i)    the invalidity or unenforceability of any obligation of the Borrower or any other Person hereunder or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(ii)    the absence of (A) any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any other Guarantor or other action to enforce the same or (B) any action to enforce this Agreement or any Lien hereunder;

(iii)    the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(iv)    any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any other Guarantor or any of the Borrower’s other Affiliates or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(v)    any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election during the occurrence and continuation of any Event of Default by the Lender to proceed separately against any Collateral in accordance with the Lender’s rights under any applicable law; or

(vi)    any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor or any of the Borrower’s other Affiliates, in each case other than the payment in full of the Guaranteed Obligations or conversion of the Guaranteed Obligations pursuant to Section 10.

(c)         Waiver. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim with respect to its Guaranteed Obligations hereunder, including based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following, in each case except as expressly set forth in this Agreement: (i) any demand for payment or performance and protest and notice of protest; (ii) any notice of acceptance; (iii) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; (iv) any other notice in respect of any Guaranteed Obligation or any part thereof; (v) and any defense arising by reason of any disability; or (vi) any other defense available to the Borrower or any other Guarantor, in each case other than the payment in full of the Guaranteed Obligations or conversion of the Guaranteed Obligations pursuant to Section 10. Until payment in full of the Guaranteed Obligations or conversion of the Guaranteed Obligations pursuant to Section 10 (other than contingent obligations to the extent no claim giving rise thereto has been asserted), each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of this Agreement or any payment made hereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Loan Party or set off any of its obligations to such other Loan Party against obligations of such Loan Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by payment in full in cash of the Guaranteed Obligations or conversion of the Guaranteed Obligations pursuant to Section 10. Each Guarantor further waives any right such Guarantor may have under any applicable law to require the Lender to seek recourse first against the Borrower or any other Person, or to realize upon any Collateral for any of the obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations hereunder.

SECTION 3.    COLLATERAL. For purpose of this Note, the term “Collateral” means, for each Loan Party, all of such Loan Party’s interest in the following types of property, whether now owned or hereafter acquired and wherever located (in each case, other than any Excluded Assets):

(a)    Accounts. All accounts, securities accounts, investment property, securities, contract rights, instruments, documents, chattel paper and all other obligations now or hereafter owing to any Loan Party (collectively, the “Accounts”); all right, title and interest of such Loan Party in, and all of such Loan Party’s rights and remedies with respect to, all goods, the sale or other disposition of which gives rise to any Account, including all returned, rejected, rerouted, reclaimed and repossessed goods and all rights of stoppage in transit, replevin, reclamation, and all rights as an unpaid vendor; all collections and proceeds of any or all of the foregoing; all guarantees of, security for, and insurance proceeds attributable to any or all of the foregoing; all books and records relating to any or all of the foregoing; and all equipment containing said books and records.

(b)    Inventory. All inventory, goods, merchandise, materials, raw materials, goods in process, finished goods, advertising, packaging and shipping materials, supplies, and all other tangible personal property which is held for sale or lease, furnished under contracts of service, or consumed in the business of the Loan Parties, and all replacements, accessions and additions to any or all of the foregoing, and all of the foregoing which are returned, repossessed, reclaimed or stopped in transit (collectively, the “Inventory”), whether or not the Inventory is in the constructive or actual possession or custody of the Loan Parties, the Lender, or any third person; all negotiable and non-negotiable warehouse receipts and other documents now or hereafter issued with respect to any or all of the inventory; all proceeds, insurance proceeds and products of any or all of the foregoing, including all owned and hereafter acquired accounts, instruments, documents and chattel paper arising from the sale or other disposition of any or all of the Inventory; all books and records pertaining to any or all of the foregoing; and all equipment containing said books and records.

(c)    Equipment. All equipment, goods and other tangible personal property (other than Inventory), machinery, fixtures, trade fixtures, vehicles, furnishings, furniture, supplies, molds, materials, motors, tools, machine tools, motor vehicles, office equipment, appliances, apparatus, parts, dyes, and chattels, together with all attachments, replacements, substitutions, accessions, additions and improvements to any or all of the foregoing (collectively, the “Equipment”), whether or not the same is in the constructive or actual possession or custody of the Loan Parties, Lender, or any third party; all product, proceeds and insurance proceeds of any or all of the foregoing, including all accounts, instruments, documents and chattel paper which may arise from the sale or disposition of any or all of the Equipment; all books and records pertaining to any or all of the foregoing; and all equipment containing said books and records.

(d)    Other Assets. All deposit accounts, money, cash equivalents and general intangibles (including, but not limited to tax refunds, choses in action, causes of action, goodwill, names, inventions, designs, drawings, plans, specifications, blueprints, trade names, trade secrets, trademarks and the goodwill of the business symbolized thereby, service marks, trade names, compilations, reports, appraisals, studies, customer lists, telephone numbers, advertising rights, negatives, prints, brochures, pamphlets, computer programs, patents, patent applications, copyrights, security and other deposits, prepaid items, refunds, loan commitment fees, royalties, registrations, licenses, permits, processes, franchises, rights in all litigation presently or hereafter pending for any cause of action (whether in contract, tort or otherwise) and all judgments now or hereafter arising therefrom, all claims of any Loan Party against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, purchase orders, and all insurance policies and insurance claims (including life insurance, key man insurance, credit insurance, liability insurance, property insurance, and other insurance, claims under guaranties, and all rights to indemnification and all other intangible property of every kind and nature; all proceeds, insurance proceeds and products of, and additions and accessions to, any or all of the foregoing; all guarantees of and security for any or all of the foregoing; all books and records relating to any of the foregoing; and the equipment containing said books and records.

(e)    Proceeds. In addition, the word “Collateral” also means all of the following, whether now owned or hereafter arising, and wherever located:

(i)    All accessions attachments, accessories, tools, parts, supplies, replacements of and additions to any of the Collateral described herein, whether added now or later.

(ii)    All products and produce of any of the property described in this Collateral section.

(iii)    All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, consignment or other disposition of any of the Collateral.

(iv)    All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Collateral section, and sums due from a third party who has damaged or destroyed the Collateral or from that party’s insurer, whether due to judgment, settlement or other process.

(v)    All records and data relating to any of the property described in this Collateral section, whether in the form of a writing, photograph, microfilm, electronic media, cloud or internet-based data storage, together with all of each Loan Party’s right, title and interest in and to all computer software require to access, utilize, create, maintain and process any such records or data on electronic media.

SECTION 4.    REPRESENTATIONS AND WARRANTIES. To induce Lender to make the Loan, the Loan Parties, jointly and severally, hereby represent and warrant to Lender, as of the date of this Note, as follows:

(a)    Organization; Execution; Binding Obligation. Each Loan Party (i) is a corporation duly organized, existing and in good standing under the laws of the state in which it is organized and is duly qualified to do business and in good standing in any other state where the nature of such Loan Party’s business or property requires it to be qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (ii) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by this Note. This Agreement has been duly executed and delivered by each Loan Party, and the execution and delivery of, and the performance of the transactions contemplated by, this Agreement, have been duly authorized by all necessary action of each Loan Party. This Agreement constitutes the valid and legally binding obligation of each Loan Party and is fully enforceable against such Loan Party in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)    No Conflict. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of each Loan Party, or any contract, agreement, document or other instrument to which any Loan Party is a party or by which any Loan Party or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any law to which any Loan Party is subject.

(c)    Taxes. Each Loan Party has timely filed all federal, state, county and municipal tax returns required to have been filed by such Loan Party and has timely paid all taxes which have become due pursuant to such returns or pursuant to any tax assessments received by such Loan Party prior to delinquency thereof, except, in each case, those taxes being contested in good faith with adequate reserves under GAAP.

(d)    Government Claims. There are no claims or investigations by or before any court or governmental authority, pending, or to the knowledge of Borrower, threatened in writing, against or affecting any Loan Party, the Collateral or any Loan Party’s business, in each case in any material respect. No Loan Party is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority affecting any Loan Party.

(e)    Financial Statements. The financial statements heretofore delivered by Borrower to Lender (the “Financial Statements”) are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the financial condition of the Loan Parties as of the respective dates thereof and for the period set forth therein.

(f)    No Material Adverse Change. No material adverse change has occurred in the financial condition reflected in the Financial Statements of Borrower and the Loan Parties since the date of the most recent financial statements delivered to Lender.

(g)    Compliance with Laws. Each Loan Party is in compliance with the requirements of all applicable laws in all material respects.

(h)    No Subsidiaries. Borrower has no subsidiaries organized in the United States (other than the Guarantors party hereto).

(i)    Consents and Authorizations. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other person or entity, is required for the due execution, delivery or performance by the Borrower or any Loan Party of this Note, other than (i) those that have already been obtained and (ii) the filing of financing statements as contemplated by this Agreement.

(j)    No Default. No Loan Party is in default under any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation to which the Borrower or any Loan Party is a party.

(k)    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened in writing, against the Borrower or any Loan Party, or affecting any of the Collateral in any material respect, before any governmental agency or authority or arbitrator.

(l)    Intellectual Property. Each Loan Party owns or possesses a valid license to use all Intellectual Property material to its business free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, except for Permitted Liens. No Person other than the applicable Loan Parties owns or has been granted any right in the Intellectual Property of such Loan Party, except for Permitted Liens. All material Intellectual Property is valid, subsisting and enforceable. The Loan Parties collectively own or possess the right to use all of the Intellectual Property that are reasonably necessary to conduct their respective businesses as presently conducted or as they reasonably foresee conducting it. The Loan Parties do not have actual knowledge of, and have not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that such Loan Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim in writing or any reasonable basis for any such claim.

(m)    Certain Employee Obligations. No Loan Party has any outstanding obligations or liabilities to its employees or service providers with respect to severance arrangements, deferred compensation, change of control bonuses, or analogous contingent obligations, in each case, which would trigger or otherwise accelerate upon the occurrence of a Change of Control of such Loan Party.

(n)    Misstatements or Omissions. None of the representations or warranties made by the Loan Parties in this Note, as of the date such representations and warranties were made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated herein or necessary to make the statements made herein, in the light of the circumstances under which they are made, not misleading in any material respect.

(o)    Claims. As of the date hereof, there is no claim, defense, counterclaim or set-off which could be asserted by or is available to the Loan Parties against the Lender related in any manner to this Note.

(p)    Rights in the Collateral. The Loan Parties hold good and marketable title to, or other valid, enforceable and unencumbered rights to use, all Collateral owned by them, free and clear of all Liens and encumbrances, in each case, except for Permitted Liens. No financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Agreement or to which Lender has specifically consented or which will be terminated in connection with the Loan Parties’ entry into this Agreement. The Loan Parties shall defend Lender’s rights in the Collateral against the claims and demands of all others other than Permitted Liens.

(q)    Enforceability of Collateral. To the extent the Collateral consists of accounts, chattel paper, or general intangibles, as defined by the Uniform Commercial Code, the Collateral is enforceable in accordance with its terms, genuine, and materially complies with all applicable laws and regulations concerning form, content and manner of preparation and execution and, to the knowledge of the Loan Parties, all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. This Note creates a valid, enforceable, exclusive, first priority security interest in and Lien on all of the Collateral in which the Loan Parties have any right, title or interest, in favor of Lender, subject to Permitted Liens, securing the payment of the obligations hereunder, to the extent that such priority can be created by the actions required to be taken hereunder.

(r)    Covenants with respect to Collateral.

(i)    So long as this Agreement remains in effect, no Loan Party shall, without Lender’s prior written consent, compromise, settle, adjust, or extend payment under or with regard to any material Account, except in the ordinary course of business. Other than in the ordinary course of business, no Loan Party shall agree to any deductions or discounts claimed against the Collateral except those disclosed in advance to Lender in writing.

(ii)    Except in the ordinary course of the business of the Loan Parties, each Loan Party agrees to keep the Collateral (or to the extent the Collateral consists of intangible property such as accounts or general intangibles, the records concerning the Collateral) at such Loan Party’s address shown in this Note or at such other locations as are disclosed to Lender. Upon Lender’s request, Borrower will deliver to Lender in form satisfactory to Lender a schedule of all Collateral locations relating to the Loan Parties’ operations, including without limitation the following: (1) all real property that Borrower or any Loan Party owns or is purchasing; (2) all real property that Borrower or any Loan Party is renting or leasing; (3) all storage facilities that Borrower or any Loan Party owns, rents, leases or uses; and (4) all other properties where Collateral is or may be located.

(iii)    Borrower shall, whenever reasonably requested, advise Lender of the exact location of all Collateral.

(iv)    Except in the ordinary course of Loan Parties’ business and for Permitted Transfers, or as otherwise provided for in this Note, no Loan Party shall sell, offer to sell, or otherwise transfer or dispose of the Collateral. Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any Lien, security interest, encumbrance, or charge, other than the security interest pledged to Lender in this Note and Permitted Liens. Upon the occurrence and during the continuance of an Event of Default, unless waived by Lender, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for Lender and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by Lender to any sale or other disposition.

SECTION 5.    CONDITIONS PRECEDENT. The obligation of the Bank to make the initial extension of credit under this Agreement shall be subject to the satisfaction or waiver by the Bank, prior thereto or concurrently therewith, of each of the following conditions precedent:

(a)    Loan Documents. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the parties hereto and shall be in full force and effect on and as of the date hereof.

(b)    Representations And Warranties. Each of the representations and warranties made by or on behalf of the Loan Parties to the Lender in this Agreement or in other Loan Documents shall be true and correct in all material respects on the date hereof.

(c)    Certified Copies of Charter Documents. The Lender shall have received from the Borrower certified by a duly authorized officer to be true and complete on and as of a date which is not more than ten (10) Business Days prior to the date hereof, a copy of each of (a) the certificate of incorporation or such other incorporation documents of each Loan Party in effect on such date of certification, and (b) the by-laws of each Loan Party in effect on such date.

(d)    Proof Of Company Action. The Lender shall have received from the Borrower a copy, certified by a duly authorized officer to be true and complete on and as of the date which is not more than ten (10) Business Days prior to the Closing Date, of the records of all corporate action taken by each Loan Party to authorize (i) its execution and delivery of each of the Loan Documents to which it is or is to become a party as contemplated or required by this Agreement, (ii) its performance of all of its agreements and obligations under each of such documents, and (iii) the incurring of the obligations contemplated by this Agreement.

(e)    Payoff Letter. The Lender shall have received a copy of the Payoff Letter, duly executed by the Banc of California.

(f)    Collateral.

(i)    All of the Obligations of the Loan Parties to the Lender under or in respect of this Agreement shall be entitled to all of the benefits of and be secured by this Agreement, and the Loan Documents, and the Lender shall have obtained a first, perfected security interest in the Collateral of each Loan Party, subject to Permitted Liens.

(ii)    The Loan Documents and all other documents in respect thereto, which shall create and maintain a first perfected security interest in favor of the Lender, subject to Permitted Liens, and the appropriate financing statements in respect thereto and necessary to enable the Lender to perfect its security interests thereunder, shall have been duly executed and delivered by the Loan Parties to the Lender.

(iii)    The Lender shall have received results of lien searches of each Loan Party which shall be satisfactory to Lender in all respects.

SECTION 6.    OTHER COVENANTS. So long as any obligations are outstanding to Lender under this Note (other than contingent obligations for which no claim has been asserted), each Loan Party agrees to:

(a)    Notice of Transactions. Advise Lender in writing promptly (within not more than two (2) Business Days) upon execution of any definitive documents which obligate Borrower or any Loan Party to sell or transfer all or substantially all of the assets of the Loan Parties, on a consolidated basis, or which contemplate the sale of a majority of the voting equity interests of the Loan Parties. The written notice shall contain the major terms and provisions of the transaction and the anticipated closing date(s) of any such transaction. If the anticipated closing date of any such transaction obligating the Loan Parties to sell or transfer the majority of its assets is earlier than the Maturity Date of this Note, Lender shall have the right, but not the obligation, by giving written notice of Lender’s election to Borrower within fifteen (15) calendar days of Lender’s receipt of notice of the transaction from Borrower, to elect to accelerate the Maturity Date, as to all or any portion of the principal and accrued and unpaid interest, to become concurrent with the closing date of such transaction.

(b)    No Additional Debt. Not incur any additional Indebtedness, whether secured or unsecured, other than (i) pursuant to personal property or capital leases or purchase money arrangements, (ii) that certain subordinated indebtedness outstanding as of the date hereof in favor of Parker-Hannifin Corporation, in the aggregate principal amount of $5,000,000, so long as such indebtedness remains unsecured and fully subordinate to the Loan, (iii) Subordinated Debt, (iv) Indebtedness to trade creditors in the ordinary course of business, (v) Indebtedness among the Loan Parties, (vi) Indebtedness incurred on corporate credit cards in the ordinary course of business, and (vii) extensions, refinancings and renewals of any items of Indebtedness permitted hereunder, provided that the principal amount is not increased (except by the amount of any accrued interest thereon and the amount of any prepayment or other fees or expenses incurred in connection with the refinancing thereof).

(c)    Distributions. Not declare or pay any dividends or distributions other than (i) from a Guarantor to Borrower, (ii) repurchases of the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $150,000 in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (iii) repurchases of the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to the Loan Parties regardless of whether an Event of Default exists, (iv) dividends and distributions paid solely in capital stock, (v) in connection with the conversion any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (vi) de minimis cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities, and (vii) purchases of capital stock deemed to occur in connection with the exercise of warrants, options or other securities convertible or exchangeable for capital stock in a “cashless” transaction if such capital stock represents all or a portion of the exercise price of, or tax withholdings with respect to such warrants, options or other securities convertible into or exchangeable for capital stock.

(d)    Further Actions. Take any action reasonably requested by the Lender to carry out the purpose and intent of this Note, including using commercially reasonable efforts to cause landlords, warehouseman and mortgagees to enter into agreements with landlords, warehousemen or mortgagees where such parties waive any liens and consent to the exercise by Lender of all of its rights and remedies hereunder. Without limiting the foregoing, the Loan Parties will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, mortgages, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the security interest created hereunder or the Lender’s rights hereunder (but any failure to request or assure that the Loan Parties execute, deliver, endorse or authorize the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the security interest created hereby, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

(e)    Notice of Borrower Changes. Promptly notify Lender in writing at Lender’s address shown herein (or such other address as Lender may designate from time to time) prior to any (1) change in any Loan Party’s name; (2) change in any Loan Party’s assumed business name(s); (3) [reserved]; (4) [reserved]; (5) change in any Loan Party’s principal office address; (6) change in any Loan Party’s state of organization or domicile; (7) conversion of any Loan Party to a new or different type of business entity; or (8) [reserved]. No change in any Loan Party’s name or state of organization shall take effect until after Lender has received written notice.

(f)    Financial Statements.

(i)    On or before the ninetieth (90th) day following the last day of each calendar year during the term of this Note (or such later date after giving effect to any automatic extension available for the filing of Form 10-K under the rules and regulations of the SEC), Borrower shall furnish to Lender Borrowers’ and its Subsidiaries’ consolidated audited financial statements for such fiscal year (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity) and the accompanying notes thereto, all in reasonable detail, fairly representing in all material respects the financial position and the results of Borrowers’ consolidated operations as at the date thereof and for the fiscal year then ended and prepared in accordance with GAAP consistently applied. Such audited statements shall be examined in accordance with generally accepted auditing practices and certified by independent certified public accountants.

(ii)    On or before the forty fifth (45th) day following the last day of each calendar quarter during the term of this Note (or such later date after giving effect to any automatic extension available for the filing of Form 10-Q under the rules and regulations of the SEC), Borrower shall provide to Lender an unaudited balance sheet as of the end of such month and the related statements of income and cash flow for such quarter and for the portion of the year then elapsed, prepared in accordance with GAAP and fairly presenting the financial position and results of operations of the Loan Parties and their Subsidiaries on a consolidated basis for such period, subject to normal year-end adjustments and the absence of footnotes.

(iii)    On or before the thirtieth (30th) day following the last day of each calendar month during the term of this Note, Borrower shall provide to Lender a statement of its accounts receivable balances and aging in form and substance reasonably acceptable to Lender.

(iv)    Any other such reports or information as Lender may reasonably request, including with respect to accounts receivable, inventory and other Collateral, in each case, to the extent maintained by Borrower in the ordinary course of business.

(v)    Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Loan Parties posts such documents, or provides a link thereto, on the Loan Parties’ website on the internet at the Loan Parties’ website address.

SECTION 7.    EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an “Event of Default”:

(a)    Payment Failure. Borrower or any Loan Party shall fail to pay when due any amount of principal or interest hereunder or other amount payable hereunder and such failure shall continue for more than five (5) Business Days after the due date.

(b)    Debt Cross-Default. Any Loan Party shall default (after giving effect to any notice of cure periods) on any obligation for Indebtedness for borrowed money with a principal amount in excess of $250,000, resulting in a right by the third party or parties holding such Indebtedness for borrowed money, whether or not exercised, to accelerate the maturity of such Indebtedness.

(c)    Other Cross Default. Any Loan Party shall default on any lease, commitment, contract, instrument or obligation to which such Loan Party is a party, in each case, where such default would reasonably be expected to have a Material Adverse Effect on the Loan Parties.

(d)    Material Misrepresentation. Any representation or warranty by any Loan Party under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

(e)    Breach of Agreement. Any Loan Party shall fail to perform or observe, whether in whole or in part, any term, covenant or agreement (i) contained in Sections 6(a) or 6(f) without any cure period, or (ii) contained in any other section of this Agreement if such failure shall continue for more than five (5) Business Days after written notice to Borrower from Lender requesting that the Loan Parties cure such failure.

(f)    Material Adverse Effect. The occurrence of any event, fact, circumstance or development which could reasonably be expected to have a Material Adverse Effect.

(g)    Change of Control. Any Change of Control shall occur.

(h)    Bankruptcy, Insolvency. (i) Any Loan Party shall admit in writing its inability to pay its debts or obligations (including its payroll) as such debts or obligations become due, or shall make a general assignment for the benefit of creditors, (ii) any Loan Party shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978, as amended or recodified from time to time (the “Bankruptcy Code”) or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the Loan Parties, or any legal entity now or hereafter owned or controlled by the Loan Parties pursuant to the Bankruptcy Code or any such other state or federal law, (iii) any Loan Party shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the property of such Loan Party, or shall take any action to authorize any of the actions or events set forth above in this Section 7(h), (iv) an involuntary petition seeking any of the relief specified in this Section 7(h) shall be filed against any Loan Party and shall not be dismissed within sixty (60) days, or (v) any order for relief shall be entered against any Loan Party in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this Section 7(e).

(i)    Liquidation or Dissolution. Any Loan Party shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by this Note, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the foregoing actions or events.

(j)    Adverse Judgment. A final judgment or order for the payment of money or any non‑monetary judgment or order shall be rendered against any Loan Party (other than to the extent covered by independent third-party insurance for which coverage has not been denied), which, in each case, has had or would reasonably be expected to have a Material Adverse Effect on the Loan Parties or its assets taken as a whole; and in the case of each of the foregoing, there shall be any period of ninety (90) consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 8.    REMEDIES. If any Event of Default shall have occurred and be continuing following any applicable cure period, the Lender may (i) by notice to the Borrower, declare the entire unpaid Loan Amount of this Note, all interest accrued and unpaid hereunder and all other amounts payable hereunder (including any Exit Fee) to be forthwith due and payable, whereupon the unpaid Loan Amount under this Note, all such accrued and unpaid interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) proceed to enforce all rights and remedies available to the Lender under applicable law.

SECTION 9.    COSTS AND EXPENSES; INDEMNIFICATION.

(a)    Costs and Expenses. Borrower agrees to pay on demand all reasonable and out-of-pocket costs and expenses of the Lender, and the reasonable and documented out-of-pocket fees and disbursements of counsel, in connection with (i) the negotiation, drafting and execution of this Note, (ii) any amendments, modifications or waivers of the terms of this Note, (iii) any Event of Default, (iv) the enforcement or attempted enforcement of, and the protection or preservation of any rights under this Note, and (v) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all reasonable and out-of-pocket costs and expenses sustained by the Lender as a result of any failure by the Loan Parties to perform their respective obligations contained in this Note; provided that, the Loan Parties shall not be required to reimburse the Lender for costs and expenses in connection with the closing of this Agreement, including any post-closing obligations, for any amounts in excess of $85,000.

(b)    Indemnification. The Loan Parties hereby, jointly and severally, agree to indemnify Lender and its directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable and documented out-of-pocket fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party, in any way relating to or arising out of, in connection with, or as a result of the occurrence of an Event of Default under this Note (the “Indemnified Liabilities”); provided that the Loan Parties shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Loan Parties agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is provided under this Note and is permissible under applicable law.

(c)    Representation by Counsel. Borrower acknowledges that it has either obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Note.

SECTION 10.    CONVERSION. The Borrower agrees that in the event it shall expect to consummate a Qualified Financing, it shall provide Lender with a written notice containing a detailed description of the material terms thereof at least five (5) days prior to the expected closing date thereof (a “Financing Notice”). Upon receipt of a Financing Notice, Lender shall have three (3) days to notify Borrower whether it desires to convert all or any outstanding portion of the principal of the Loan Amount hereunder, together with all accrued and unpaid interest thereon and the Exit Fee, as applicable, into the equity interests issued in connection therewith. If the Lender determines to convert, such conversion shall be at the same purchase price as paid by the lead investor in such Qualified Financing. In the event that the material terms of a Qualified Financing adversely change from those as set out in the Financing Notice, then the Borrower shall deliver a new Financing Notice to Lender and Lender shall have two (2) days to notify Borrower whether it desires to participate in accordance with the above.

SECTION 11.    MISCELLANEOUS.

(a)    Amendment. No amendment or waiver of any provision of this Note shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto.

(b)    Notices. All notices and other communications provided for under this Note shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed (by certified or registered mail or electronic mail), sent or delivered to the respective parties hereto at or to the addresses, e-mail addresses, or facsimile numbers on the signature page hereto (or at or to such other address, e-mail address, or facsimile number as shall be designated by Borrower or Lender to such other party). All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail, sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent, upon confirmation of receipt (including read receipt).

(c)    Entire Agreement. This Note, including any exhibits hereto, reflects all of the terms, conditions, representations and warranties agreed upon by the Loan Parties and Lender with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

(d)    No Waiver by Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

(e)    Time is of the Essence. Time is of the essence for the performance of each and every obligation under this Note.

(f)    Interpretation. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

(g)    Assignment; Binding Nature. Borrower shall not have the right to assign its rights and/or obligations hereunder or any interest herein or therein without the prior written consent of the Lender, which consent may be granted or withheld at Lender’s sole discretion. With the consent of Borrower, the Lender may sell, assign, transfer or grant participations in all or any portion of the Lender’s rights and obligations hereunder; provided, however, that no such consent shall be required following the occurrence and during the continuance of an Event of Default. In the event of any such assignment, upon notice thereof to the Borrower, the assignee shall be deemed the “Lender” for all purposes of this Note and any other documents and instruments relating hereto with respect to the rights and obligations assigned to it. Borrower agrees that in connection with any such grant or assignment, Lender may deliver to the prospective participant or assignee relevant information relating to the Borrower, subject to the recipient’s prior written agreement to be bound by the provisions of Section 11(h) hereof, which shall provide that Borrower is an intended third party beneficiary of such agreement. This Note shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Lender and their respective successors and assigns.

(h)    Confidentiality. Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (i) to Lender’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Lender, collectively, the “Lender Entities”); provided such Lender Entities are bound by confidentiality obligations no less restrictive than those set forth in this Section; (ii) to prospective transferees, assignees, credit providers or purchasers of Lender’s interests under or in connection with this Agreement and their Representatives (provided, however, Lender shall use commercially reasonable efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order; (iv) to Lender’s regulators or as otherwise required or requested in connection with Lender’s examination or audit; (v) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (vi) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. “Information” means all information received from the Loan Parties regarding the Loan Parties, their Subsidiaries or their business, in each case other than information that is either: (x) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement); or (y) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the Information.

(i)    Governing Law. This Note shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

(j)    Jurisdiction and Venue. Lender and Borrower hereby (i) submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the Federal courts of the United States sitting in the Southern District of the State of New York for the purpose of any action or proceeding arising out of or relating to this Note, (ii) agree that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waive (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

(k)    Treatment of Capital Leases. In addition to the foregoing, any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

SECTION 12.    DEFINITIONS. The following terms when used herein shall have the following meanings:

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person, including any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Banc of California Agreement” means that certain Loan and Security Agreement dated August 17, 2020, by and among Pacific Western Bank, a California state chartered bank (as predecessor in interest to Banc of California, a California state chartered bank (“Banc of California”)), Borrower, Ekso Bionics, Inc., and the other loan parties from time to time party thereto as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in California.

“Change of Control” means, in each case, without the prior written consent of Lender: (a) a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, (b) the occurrence of any event (whether in one or a series of transactions) which results in Borrower ceasing to own and beneficially control, directly or indirectly, 100% of the outstanding voting equity interests of the Loan Parties (other than director’s qualifying shares or other similar shares as required by applicable law), other than any merger or consolidation of a Loan Party or any of its Subsidiaries; provided, that to the extent a Loan Party is party to such merger or consolidation, the Loan Party shall be the surviving entity, or (c) all or substantially all of the assets of any Loan Party are sold in any single transaction or in a series of related transactions to a Person (other than an Affiliate).

“Code” means the New York Uniform Commercial Code, as amended or supplemented from time to time.

“Excluded Account” means any deposit account that is: (a) a deposit account exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, or (b) withholding, tax, escrow, fiduciary, trust and custodial accounts and other similar accounts holding solely cash on behalf of unaffiliated third parties (including cash collateral accounts).

“Excluded Assets” shall mean (i) any rights or interest in any contract, lease, permit, license, charter or license agreement and any real or personal property of the Loan Parties subject thereto if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement or would give rise to a right of termination in favor of any party thereto (other than an Affiliate of a Loan Party) and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided that, the foregoing exclusions of this clause (i) shall in no way be construed (a) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code (or any successor provision or provisions) or any other applicable law (including the United States Bankruptcy Code, as amended) or principles of equity, (b) to limit, impair, or otherwise affect the Lender’s continuing Liens upon any rights or interests of the Loan Parties in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license agreement, or equity interests, or (c) apply to the extent that any such prohibition is ineffective, lapsed or has been terminated, or any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition), and (ii) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise.

“Exit Fee” means an amount equal to (x) ten percent (10%) of the original principal amount of this Note (i.e., $200,000), plus (y)(i) the original principal amount of this Note multiplied by the Interest Rate, less (ii) any interest that is paid in cash prior to the time the Note is repaid in full. For the avoidance of doubt, the Exit Fee shall be due and payable at any time the Note is repaid in full (whether such payment is voluntary or involuntary), whether at the Maturity Date, the conversion of the Loan Amount pursuant to Section 10, or otherwise; provided, that for the avoidance of doubt, in connection with a conversion, the Exit Fee shall be converted into equity and not paid in cash.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination, in any case consistently applied.

“Guarantor” means the direct and indirect Subsidiaries of Borrower set forth on the signature pages attached hereto, and each direct or indirect wholly-owned Subsidiary of the Borrower now or in the future who agrees to guaranty the indebtedness evidenced hereby.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all contingent obligations with respect to Indebtedness under clauses (a) through (c) above.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property” means, collectively, (a) all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which a Loan Party is the owner of record in each case registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office, and (b) all agreements under which the Loan Parties have licensed Intellectual Property Rights from another Person.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Document” or “Loan Documents” means, collectively, this Agreement and all documents, certificates, instruments and agreements entered into in connection herewith.

“Loan Party” or “Loan Parties” means, collectively, the Borrower and each Guarantor party hereto from time to time.

“Material Adverse Effect” on any Person means (a) material and significant destruction or loss with respect to the Collateral; (b) any material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their obligations hereunder, (c) a material adverse effect on the ability of the Lender to enforce the obligations hereunder or to realize the intended benefits hereof, including a material adverse effect on the validity or enforceability of this Agreement or of the rights against the Loan Parties (taken as a whole), or on the status, existence, perfection, priority or enforceability of the Liens in favor of the Lender on the Collateral, or (d) any other effect that, individually or taken together with all other effects that have occurred prior to the date of determination of the Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Loan Parties, considered as a whole, it being understood that adverse conditions (including changes in economic, financial, market, regulatory or political conditions) affecting generally the industries in which the Loan Parties or Loan Parties’ material customers participate shall not be considered a Material Adverse Effect.

“Payoff Letter” means a letter from Banc of California (or its predecessors or successors) to Borrower providing for the release of all of Banc of California’s security interests in the Loan Parties’ assets upon payment in full of the obligations evidenced by the Banc of California Agreement, in form and substance satisfactory to the Lender.

“Permitted Liens” means (a) the Liens created by this Note; (b) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained, provided, that the same have no priority over any of Lender’s security interests; (c) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (d) liens which constitute bankers’ liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such bankers’ liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (e) the liens in favor of any lender of Subordinated Indebtedness as long as such liens are permitted pursuant to the terms of the applicable subordination agreement and such subordination remains in full force and effect; (f) Liens incurred in connection with Indebtedness permitted pursuant to Section 6(b)(i); (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (h) deposits to secure the performance of bids, trade contracts, leases (not to include Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) Liens on cash collateral to secure obligations under Section 6(b)(vi); (j) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (k) any interest or title of a lessor, sublessor, licensor, or sublicensor under any lease, sublease, license, or sublicense.

“Permitted Transfers” means the conveyance, sale, lease, transfer or disposition by any Loan Party of (i) Inventory in the ordinary course of its business; (ii) licenses, leases and similar arrangements for the use of the property of the Loan Parties in the ordinary course of business; (iii) worn-out, surplus or obsolete Equipment; and (iv) Permitted Liens.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature, including any governmental agency or authority.

“Qualified Financing” means any equity financing of the Borrower pursuant to which one or more new equity investors (unaffiliated with any equityholder of Borrower or any Loan Party as of the date hereof) purchases equity interests of the Borrower resulting in net proceeds to the Borrower of at least $2,400,000.00 in the aggregate.

“Subordinated Debt” means any debt incurred by the Loan Parties that is subordinated in writing to the debt owing by the Loan Parties to Lender on terms reasonably acceptable to Lender.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, are at the time directly or indirectly owned by a Loan Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Secured Promissory Note and Security Agreement as of the date first above written.

BORROWER:	EKSO BIONICS HOLDINGS, INC. By: /s/ Scott Davis Name: Scott Davis Title: Chief Executive Officer

GUARANTOR:	EKSO BIONICS, INC. By: /s/ Scott Davis Name: Scott Davis Title: Chief Executive Officer

LENDER:	B. RILEY COMMERCIAL CAPITAL, LLC By: /s/ Bryant B. Riley Name: Bryant B. Riley Title: Authorized Signatory